Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-121804) pertaining to the 2003 Stock Option Plan, the 2003 Israeli Share Option Plan, the 2001 Stock option Plan, the 1999 Israel Share Option Plan, and the APAR Holding Corp. Employee Equity Plan of Ness Technologies Inc. (the “Company”) of our report dated March 1, 2005, with respect to the consolidated financial statements and schedule of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Tel-Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
March 30, 2005	A member of Ernst & Young Global